                                                                   EXHIBIT 4(ff)

                                                                     TRANSLATION

This Stock Purchase Agreement (the "Agreement") dated November 22, 2005 is made and entered into by and among Maxcom Telecomunicaciones, S.A. de C.V. ("Maxcom"), Maxcom SF, S.A. de C.V. ("MSF" and collectively with Maxcom the "Sellers"), Tiendas Comercial Mexicana, S.A. de C.V. ("TCM") and Controladora Comercial Mexicana, S.A. de C.V. ("CCM" and collectively with TCM the "Buyers"), in respect of shares representing the capital stock of MIJOLIFE, S.A. de C.V. (the "Issuer"), in accordance with the following recitals and clauses:

                                    RECITALS

I. MAXCOM STATES, IN ITS CAPACITY AS SELLER, THAT:

1) Maxcom is a business stock corporation with variable capital (Sociedad anonima de capital variable) duly organized under the laws of the United Mexican States, originally under the corporate name of Amaritel, S.A. de C.V., as evidenced in Public Instrument No. 86,115 dated February 28, 1996, which public instrument was granted before Ignacio Soto Borja, Esq., Notary Public No. 129 in and for the Federal District, and registered on the 11th day of June, 1996 with the Public Registry of Commerce of the Federal District under Commercial Folio No. 210585.

2) On February 9, 1999 Maxcom changed its corporate name to Maxcom Telecomunicaciones, S.A. de C.V., as evidenced in Public Instrument No. 55,145 dated February 9, 1999, which public instrument was granted before Miguel Alessio Robles, Esq., Notary Public No. 19 in and for the Federal District, and registered on the 16th day of March, 1999 with the Public Registry of Commerce of the Federal District under Commercial Folio No. 210585.

3) Mr. Jose Antonio Solbes is the legal representative of Maxcom and has been vested with powers enough to assume obligations on behalf of Maxcom under this Agreement, as evidenced in Public Instrument No. 111,911 dated August 7, 2001, which public instrument was granted before Ignacio R. Morales Lechuga, Esq., Notary Public No. 116 in and for the Federal District, and registered with the Public Registry of Commerce of the Federal District under Commercial Folio No. 210585.

4) Maxcom is the registered holder of 11'808,049 registered common shares, with no par value, that represent 99.9970% of the capital stock of the Issuer (the "Maxcom Shares"), out of the 11'808,400 outstanding and registered common shares, with no par value, that represent 100% of the capital stock of the Issuer.

5) Maxcom is interested in selling the Maxcom Shares to Buyers, together with all the economic and corporate rights inherent thereto, including everything legally or factually corresponding to such Maxcom Shares, upon the terms and subject to the conditions set forth in this Agreement.

II. MSF STATES, IN ITS CAPACITY AS SELLER, THAT:

1) MSF is a business stock corporation with variable capital (sociedad anonima De capital variable) duly organized under the laws of the United Mexican States, as evidenced in Public Instrument No. 58,185 dated February 28, 2005, which public instrument was granted before Carlos Catano Muro Sandoval, Esq., Notary Public No. 51 in and for the Federal District, and registered on the 4th day of May, 2005 with the Public Registry of Commerce of the Federal District under Commercial Folio No. 332691.

2) Mr. Jose Antonio Solbes is the legal representative of MSF and has been vested with powers enough to assume obligations on behalf of MSF under this Agreement, as evidenced in Public Instrument No. 58,185 dated February 28, 2005, which public instrument was granted before Carlos Catano Muro Sandoval, Esq., Notary Public No. 51 in and for the Federal District, and registered on the 4th day of May, 2005 with the Public Registry of Commerce of the Federal District under Commercial Folio No. 332691.

3) MSF is the registered holder of 351 registered common shares, with no par value, that represent 0.0030% of the capital stock of the Issuer (the "MSF Shares" and collectively with the Maxcom Shares the "Issuer Shares"), out of the 11'808,400 outstanding and registered common shares, with no par value, that represent 100% of the capital stock of the Issuer.

4) MSF is interested in selling the MSF Shares to Buyers, together with all the economic and corporate rights inherent thereto, including everything legally or factually corresponding to such MSF Shares, upon the terms and subject to the conditions set forth in this Agreement.

III. TCM STATES, IN ITS CAPACITY AS BUYER, THAT:

1) TCM is a business stock corporation with variable capital (Sociedad anonima de capital variable) duly organized under the laws of the United Mexican States, originally under the corporate name of Auchan, S.A. de C.V., as evidenced in Public Instrument No. 44,006 dated October 30, 1995, which public instrument was granted before Enrique Almanza Pedraza, Esq., Notary Public No. 198 in and for the Federal District, and registered with the Public Registry of Commerce of the Federal District under Commercial Folio No. 204519. By means of a General Extraordinary Shareholders Meeting held on the 11th day of March, 2003, TCM changed its corporate name to Tiendas Comercial Mexicana, S.A. de C.V., and amended its by-laws in their entirety, as evidenced in Public Instrument No. 82,648 dated March 17, 2003, which public instrument was granted before Enrique Almanza Pedraza, Esq., Notary Public No. 198 in and for the Federal District.

2) Mr. Francisco Martinez de la Vega Quiroz is the legal representative of TCM and has been vested with powers enough to assume obligations on behalf of TCM under this Agreement, as evidenced in the public instrument referred to in the last sentence of the preceding paragraph.

3) TCM is interested in buying the Issuer Shares, upon the terms and subject to the conditions set forth in this Agreement, and has the funds necessary to make the corresponding payment.

IV. CCM STATES, IN ITS CAPACITY AS BUYER, THAT:

1) CCM is a business stock corporation with variable capital (sociedad anonima de capital variable) duly organized under the laws of the United Mexican States, originally under the corporate name of Antonio Gonzalez e Hijo, Sociedad en Comandita, as evidenced in Public Instrument No. 21,305 dated January 28, 1944, which public instrument was granted before Julio Senties Garcia, Esq., Notary Public No. 59 in and for the Federal District, and registered with the Public Registry of Property, Commerce Section, under Book III, Volume 179, Page 84, Entry No. 59. CCM became Comercial Mexicana, S.A., as evidenced in Public Instrument No. 7,242 dated July 1, 1957, which public instrument was granted before Julio Senties Garcia, Esq., the then Notary Public No. 104 in and for the Federal District, and registered under Book III, Volume 392, Page 303, Entry No.
119. CCM became a business stock corporation with variable capital (sociedad anonima de capital variable), as evidenced in Public Instrument No. 60,659 dated March 5, 1982, which public instrument was granted before Mario D. Reynoso Obregon, Esq., Notary Public No. 58 in and for the Federal District, and registered under Commercial Folio No. 15,103. CCM changed its corporate name to Controladora Comercial Mexicana, S.A. de C.V., as evidenced in Public Instrument No. 60,562 dated December 9, 1988, which public instrument was granted before Julio Senties Garcia, Esq., Notary Public No. 104 in and for the Federal District, and registered under Commercial Folio No. 15,103.

2) Mr. Francisco Martinez de la Vega Quiroz is the legal representative of CCM and has been vested with powers enough to assume obligations on behalf of CCM under this Agreement, as evidenced in the public instrument referred to in the last sentence of the preceding paragraph.

3) CCM is interested in buying the Issuer Shares, upon the terms and subject to the conditions set forth in this Agreement, and has the funds necessary to make the corresponding payment.

NOW, THEREFORE, the parties recognize the capacity and authority of each other to execute this Agreement, and therefore grant the following:

                                     CLAUSES

1. PURPOSE.

Sellers hereby sell to Buyers, and Buyers hereby buy from Sellers, all the Issuer Shares, upon the terms and subject to the conditions set forth in this Agreement, including everything legally or factually corresponding to such Issuer Shares, which are subject to no current or contingent litigation, claim, liability or obligation whatsoever, as follows:

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

1) Maxcom sells to CCM, and CCM buys from Maxcom, 11'808,049 registered common shares, with no par value, that represent 99.9970% of the capital stock of the Issuer, comprised as follows:

a. 15 registered common Series B Class I shares, with no par value, represented by Stock Certificate No. 47.

b. 11'697,111 registered common Series A Class II shares, with no par value, represented by Stock Certificate No. 91.

c. 110,923 registered common Series B Class II shares, with no par value, represented by Stock Certificate No. 80.

2) MSF sells to TCM, and TCM buys from MSF, 351 registered common shares, with no par value, that represent 0.0030% of the capital stock of the Issuer, comprised as follows:

a. 1 registered common Series A Class I share, with no par value, represented by Stock Certificate No. 46.

b. 350 registered common Series A Class II shares, with no par value, represented by Stock Certificates Nos. 90 and 92.

2. PURCHASE PRICE.

The parties agree that the total price for the Issuer Shares subject matter of this purchase amounts to Pesos $ 214'594,170.84 (the "Purchase Price").

The Purchase Price is paid by Buyers to Sellers against delivery of the stock certificates that represent the Issuer Shares, duly endorsed, as follows:

1) CCM pays to Maxcom the amount of Pesos $ 214'587,792.84 as consideration for the Maxcom Shares acquired in accordance with Clause 1, subparagraph 1), above.

a. Concerning the aforementioned portion of the Purchase Price, the amount of Pesos $ 21'459,417.00 shall be paid out of the Guarantee Deposit pursuant to the Conditional Deposit Agreement No. 15262-3 dated October 18, 2005 by and among Maxcom, TCM and Banco Nacional de Mexico, S.A., Institucion de Banca Multiple ("Banamex"), which amount shall be delivered by Banamex to Maxcom through the Inter-bank Electronic Payment System (SPEI) managed by Banamex and by crediting the bank account of Maxcom referred to herein below.

The remaining amount, this is, the amount of Pesos $ 193'128,375.11 is paid by means of a wire transfer of funds through the Inter-bank Electronic Payment System (SPEI) managed by Banamex and by crediting the following bank account of
Maxcom:

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Beneficiary:  Maxcom Telecomunicaciones, S.A. de C.V.
Bank:         IXE Banco, S.A.
Account:      30001154961-0
CLABE:        032180000115496109
Branch:       Santa Fe
City:         Mexico City, Federal District

2) TCM shall pay to MSF the amount of Pesos $ 6,378.73 as consideration for the MSF Shares acquired in accordance with Clause 1, subparagraph 2), above. This amount shall be paid by means of a check issued to the order of Maxcom SF, S.A. de C.V., bearing the legend "only for deposit to the beneficiary's bank account".

3. CLOSING DATE.

Transfer of title to the Issuer Shares and delivery of the stock certificates duly endorsed in full in favor of Buyers are carried out on the execution date of this Agreement.

As of the date hereof, the Sole Administrator of Issuer delivers to Buyers the corporate books of Issuer and any other documentation related to Issuer, including the corresponding tax and legal documentation produced from the incorporation of Issuer to the date hereof.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS.

Sellers hereby represent and warrant to Buyers that:

1. Title to Shares.

Sellers are, and will continue to be until the Closing Date, the sole and lawful holders of the Issuer Shares.

2. Corporate Existence and Financial Statements of Issuer.

Issuer is a business stock corporation with variable capital (sociedad anonima de capital variable) duly organized under the laws of the United Mexican States, as evidenced in Public Instrument No. 64,673 dated September 22, 2005, which public instrument was granted before Luis Antonio Montes de Oca Mayagoitia, Esq., Notary Public No. 29 in and for the Federal District.

Sellers represent that the financial statements of Issuer as at October 31, 2005, as well as the balance of the capital contributions account, the net tax profit account and the losses to be amortized account existing as of the date hereof are those set forth in Exhibit "A" to this Agreement, all of which truly reflect the financial condition of Issuer; and that, from such date to the execution date of this Agreement, no adverse effect on the financial condition or business of Issuer has occurred other than such reflected in the aforementioned Financial Statements. Sellers further represent that Issuer has timely and properly paid any taxes and contributions accrued until the execution date of this Agreement,

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since Issuer has filed its tax returns and stated its income and tax liabilities in a complete and accurate manner, provided that Sellers are not aware of any existing audit or visit relating its tax condition by tax authorities.

Sellers represent that, as of the execution date of this Agreement, Issuer has no contractual or otherwise relationship, and is not subject to any claim or litigation, provided that Sellers expressly represent that Issuer is not a party to any collective bargaining or otherwise labor or service agreement.

There is no action, claim, proceeding or lawsuit whatsoever before any court, arbitration panel, or governmental authority, whether Mexican or foreign, that shall have been serviced, in process or outstanding, which may have an adverse effect on the prospectuses, financial condition, operation or results of Issuer or the Financial Assets. On the Closing Date, Issuer is delivered free from any contingent liabilities derived from guarantees or securities granted in favor of third parties.

3. Authority and Capacity.

Sellers have authority and capacity to enter into this Agreement, sell the Issuer Shares and perform their obligations derived from this Agreement.

The execution and performance of this Agreement, and the closing of the transaction established herein, have been duly authorized by the corporate bodies of Sellers and require no other corporate action by Sellers in order to authorize this Agreement and the closing of the transaction established herein.

The execution and performance of this Agreement by Sellers, the closing of the transaction established herein, and the performance of the obligations derived from this Agreement by Sellers will not constitute: (i) a violation, conflict or breach or default, under the articles of incorporation or by-laws of Sellers, or any promissory note, guarantee, mortgage, trust, indenture, license, lease, agreement, contract or otherwise material instrument executed, or obligation assumed, by Sellers, except for such violations, conflicts, breaches or defaults, etc. that in the aggregate have no material adverse effect on the prospectuses, financial condition, operation or results of Sellers; or (ii) to the best of Buyer's knowledge, a violation of any judgment, order, decree, ordinance, law, rule, or regulation having binding effects upon Sellers.

To the best of Sellers' knowledge, no notice, registration, authorization, consent or approval from any public entity or authority is necessary in connection with the closing by Buyers of the transaction established in this Agreement, other than compliance with applicable provisions of the Business Corporations Act.

4. Capital Stock.

The capital stock of Issuer amounts to Pesos $ 6,390,000.00 and is represented by 11'808,400 registered common shares, with no par value, fully subscribed and paid-up, all of which shall be maintained until the Closing Date.

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5. Treasury Shares.

As of the execution date of this Agreement, there are no treasury shares issued by Issuer.

6. Options.

No agreement, contract, option, financial instrument or right whatsoever has been executed with, or granted in favor of, any person in respect of the purchase of shares, whether by operation of law or under a contractual relationship.

None person, other than the current shareholders of Issuer, is entitled to receive a share of the profits of Issuer or hold an equity interest in its capital stock, subscribe shares of Issuer, or otherwise become a shareholder of Issuer.

5. REPRESENTATIONS AND WARRANTIES OF BUYERS.

Buyers hereby represent and warrant to Sellers that:

1. Authority and Capacity.

Buyers have authority and capacity to enter into this Agreement.

The execution and performance of this Agreement, and the closing of the transaction established herein, have been duly authorized by the corporate bodies of Buyers and require no other corporate action by Buyers in order to authorize this Agreement and the closing of the transaction established herein.

The execution and performance of this Agreement by Buyers, the closing of the transaction established herein, and the performance of the obligations derived from this Agreement by Buyers will not constitute: (i) a violation, conflict or breach or default, under the articles of incorporation or by-laws of Buyers, or any promissory note, guarantee, mortgage, trust, indenture, license, lease, agreement, contract or otherwise material instrument executed, or obligation assumed, by Buyers, except for such violations, conflicts, breaches or defaults, etc. that in the aggregate have no material adverse effect on the prospectuses, financial condition, operation or results of Buyers; or (ii) to the best of Buyers' knowledge, a violation of any judgment, order, decree, ordinance, law, rule, or regulation having binding effects upon Buyers.

To the best of Buyers' knowledge, no notice, registration, authorization, consent or approval from any public entity or authority is necessary in connection with the closing by Buyers of the transaction established in this Agreement, other than compliance with applicable provisions of the Business Corporations Act.

2. Change of Management Body.

Buyers agree to hold a general ordinary shareholders meeting within a 3-calendar-day period from the execution date of this Agreement in accordance

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

with Article 188 of the Business Corporation Act, in order to adopt the necessary resolutions to: i) designate a new Sole Administrator, taking into account the resignation to be rendered by Mr. Jose Antonio Sobes Alvarez on the date hereof, provided that Buyers, in their capacity as shareholders of Issuer, agree to release Mr. Jose Antonio Solbes Alvarez from any liability arising out of the performance of his duties, ii) designate a new Statutory Auditor of Issuer, releasing Mr. Jorge Lopez Aguado Jimeno from any liability arising out of the performance of his duties, and iii) revoke all the powers of attorney granted by Issuer before the date hereof.

6. INDEMNITIES.

Sellers agree to be liable vis-a-vis Buyers should any third party bring an action claiming title to the shares sold hereunder (saneamiento para el caso de eviccion), and pay any obligation or liability of Issuer, whether current, contingent or otherwise nature, accrued on or before the Closing Date, even if the effects thereof occur later, provided that Sellers expressly agree that any debts and obligations assumed by Issuer as of the Closing Date shall be borne by such Issuer, if the same were assumed by the attorneys-in-fact designated by Buyers at the Shareholders Meeting held on the Closing Date.

Concerning all the obligations of Issuer derived from federal, state or local contributions, duties, and social security quotas, Sellers shall remain obliged in accordance with statute of limitation provisions established in applicable tax laws. Seller shall be further remain liable for any commercial, civil or otherwise obligations accrued before the Closing Date, in accordance with statute of limitation provisions established in applicable laws.

If any claim is made in connection with the obligations referred to in this clause, whether on grounds of a direct or joint and several obligation of Issuer due to events occurred before the Closing Date, Buyers shall immediately give a notice to Mr. Jose Antonio Solbes Alvarez, who is designated by Sellers as common representative to respond any claim brought against them, and shall respond the same within a 15-day period, being obliged to hold Buyers free and harmless from and against any claim brought in that regard, at no charge. Buyers are hereby authorized by Sellers to settle any claim brought against them and later obtain a reimbursement from Sellers upon completing the entire legal proceeding.

Sellers expressly represent that the spin-off from which Issuer resulted has come into effect for all applicable legal purposes as of the execution date of this Agreement, in accordance with Article 224 Bis, paragraph d), of the Business Corporations Act. Issuer shall not be jointly and severally obliged in respect of any of the obligations of the spun-off company. Sellers further represent that Issuer is fully entitled to amortize losses in the future for income tax purposes, in accordance with applicable laws, in the amount set forth in Exhibit A, resulting from the right originally held by Maxcom, which transferred the same to Issuer by virtue of the spin-off. In this regard, Sellers expressly agree to reimburse to Buyers, out of the total consideration of the transaction, any portion pro-rata rejected by tax authorities, should such authorities determine in

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

the future any differences in connection with the losses originally declared by Maxcom; provided that, if any such differences are determined by tax authorities, the pro-rata share of the price shall be reimbursed only and exclusively if a final judgment is rendered by a court of competent jurisdiction confirming the determination made by tax authorities.

7. MISCELLANEOUS.

a) Each of the parties shall bear its corresponding taxes in accordance with applicable laws.

b) This Agreement shall be maintained in confidence by the parties until the execution date hereof.

Notwithstanding the above, the parties acknowledge that they are subject to certain regulatory obligations to disclose material information, and therefore, agree that any disclosure of such information shall be permitted upon the terms prior agreed by the parties in good faith, provided that such disclosure is strictly necessary.

c) The parties agree that this Agreement contains the entire agreement as to the subject matter hereof, and therefore, supersedes any prior agreement, contract or commitment, whether verbal or written, as to the subject matter hereof. No amendment to this Agreement shall become effective, unless if in writing and signed by the parties.

8. NOTICES.

Any notices and communications to be given under this Agreement shall be given in writing via fax, by hand, or overnight courier, with acknowledgment of receipt at the following addresses:

If to Sellers:

Maxcom Telecomunicaciones, S.A. de C.V.
Guillermo Gonzalez Camarena No. 2000 - PH
Col. Centro de Ciudad Santa Fe, Mexico, D.F.
C.P. 05120 Mexico
Attention: Vice-president for Financial Affairs
Telephone: 11631005
Fax: 51471310
E-mail: jose.solbes@maxcom.com

If to Buyers:

Modulo No. 2, Conjunto Comercial Mega Mixcoac
Av. Revolucion No. 780, Colonia San Juan
Delegacion Benito Juarez, C.P. 03730, Mexico, D.F.
Attention: Rodolfo Garcia Gomez de Parada
Telephone: 52709366

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

Fax: 52709379
E-mail: rgarcia09@prodigy.net.mx

9. GOVERNING LAW AND JURISDICTION.

This Agreement shall be governed by and construed in accordance with the laws of Mexico. For everything relating to the construction and performance of the obligations derived from this Agreement, the parties expressly submit to the jurisdiction of the courts sitting in the Federal District, waiving any other jurisdiction they may be entitled to by reason of their present or future domicile.

IN WITNESS WHEREOF, the parties caused their representatives to execute this Agreement in Mexico City, Federal District, on the date first written above.

           BUYERS                                       SELLERS

TIENDAS COMERCIAL MEXICANA,                MAXCOM TELECOMUNICACIONES,
S.A. DE C.V.                               S.A. DE C.V.
CONTROLADORA COMERCIAL MEXICANA,           MAXCOM SF, S.A. DE C.V.
S.A. de C.V.

/s/ Francisco Martinez de la Vega Quiroz    /s/ Jose Antonio Solbes Alvarez
______________________________________     ____________________________________
Francisco Martinez de la Vega Quiroz       Jose Antonio Solbes Alvarez

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

                                    EXHIBIT A

To the Stock Purchase Agreement entered into by and among Maxcom
Telecomunicaciones, S.A. de C.V., Maxcom SF, S.A. de C.V, Tiendas Comercial Mexicana, S.A. de C.V., and Controladora Comercial Mexicana, S.A. de C.V. in respect of shares representing the capital stock of MIJOLIFE, S.A. de C.V.

MIJOLIFE, S.A. DE C.V.

STATEMENT OF FINANCIAL CONDITION AS AT NOVEMBER 22, 2005

                                             (Pesos)
Assets
Current Assets                                 937,799
TOTAL ASSETS                                   937,799

Liabilities
Short-term liabilities                         107,830
TOTAL LIABILITIES                              107,830

Stockholders' Equity
Capital stock                                6'390,000
Accumulated Losses                          -5'560,031
TOTAL STOCKHOLDERS' EQUITY                     829,969

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     937,799

                                OTHER INFORMATION

                                               (PESOS)
MIJOLIFE, S.A. DE C.V.
CAPITAL CONTRIBUTIONS ACCOUNT (CUCA)            7'220,738.59
NET TAX PROFIT ACCOUNT (CUFIN)                             -
LOSSES TO BE AMORTIZED ACCOUNT              3,065'631,087.00
(UPDATED AS AT JUNE, 2005)

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